                                                                      EXHIBIT 99

HCA                                                                NEWS
--------------------------------------------------------------------------------
                                                           FOR IMMEDIATE RELEASE

INVESTOR CONTACT:                                               MEDIA CONTACT:
Mark Kimbrough                                                  Jeff Prescott
(615) 344-2688                                                  (615) 344-5708


                     HCA REPORTS 2004 FIRST QUARTER RESULTS


NASHVILLE, TENN., APRIL 22, 2004 - HCA (NYSE: HCA) today announced revenues for the quarter ended March 31, 2004 increased 12.6 percent to $5.9 billion from $5.3 billion in 2003. Net income totaled $345 million, or $0.69 per diluted share, compared to $469 million, or $0.90 per diluted share, in 2003. During the first quarter of 2003, the company recognized gains on sales of facilities of $42 million net of tax, or $0.08 per diluted share.

Consolidated admissions for the first quarter 2004, which include admissions for the 11 Kansas City area hospitals acquired April 1, 2003, increased 6.4 percent compared to the first quarter of 2003, while consolidated revenue per equivalent admission increased 5.8 percent. Same facility revenues rose 8.7 percent in the first quarter of 2004, same facility revenue per equivalent admission increased
6.0 percent and both same facility admissions and same facility equivalent admissions increased 2.5 percent in the first quarter of 2004, compared to the first quarter of 2003.

The Company experienced a significant increase in uninsured volumes during the first quarter, and in particular, in March. As a result, the Company's provision for doubtful accounts increased to $694 million (11.7 percent of net revenues) compared to $428 million (8.1 percent of net revenues) in the first quarter of 2003. The 360 basis point deterioration, from last year's first quarter, in bad debts as a percentage of net revenues represents a $213 million ($0.26 per diluted share) increase in the provision for doubtful accounts.

"Aside from the significant increases in uninsured patient volumes and bad debts, results for the quarter were quite positive," said Jack O. Bovender, Jr., Chairman and CEO. "We were particularly pleased with the improved volume trends in both our inpatient and outpatient services. Our recent capital investments are producing good returns and our operating cost trends reflect excellent management at the facility and market level. Long-term, we remain confident that our existing assets, market locations and our reinvestment strategy will produce solid returns for our shareholders," Bovender concluded.

The increase in the provision for doubtful accounts was based upon an increase in the number of uninsured patients in the first quarter, coupled with deterioration in the collectability of uninsured accounts. The estimated collectability is based upon the results of the Company's quarterly "hindsight analysis," in which historical write-offs and collections experience on accounts receivable are analyzed. The historical "look back" results, along with considerations of current economic and volume trends and other collection indicators, are used as a basis for the Company's estimate of the allowance for doubtful accounts for its accounts receivable. Approximately $30 million of the first quarter increase in bad debts was the result of deterioration in the collectability of uninsured accounts.

Uninsured emergency room visits rose 18 percent in the first quarter of 2004 and 26 percent in the month of March, while uninsured admissions rose 14 percent in the first quarter of 2004 and 19 percent in March compared to the same periods of 2003. In addition to the significant increase in first quarter 2004 bad debts, the Company's health care facilities provided $218 million of charity care and discounts to the uninsured, up from $182 million in the first quarter of 2003.

Management now estimates the Company's provision for doubtful accounts will approximate 11.5 percent of net revenues for the full year of 2004. The 11.5 percent estimate assumes that charity care levels for the balance of 2004 will remain consistent with the first quarter trends. However, should charity care levels increase at a faster rate, bad debts would be comparably reduced.

As announced last week, the Company's earnings guidance for 2004 has been revised to a range of $2.60 to $2.70 from $2.85 to $2.95 per diluted share. The Company's earnings guidance range for 2004 also reflects a decrease in expected medical liability insurance premium expense of approximately $28 million, of which $7 million was recognized in the first quarter of 2004. In addition, management has noted current favorable claim and payment trends, the adoption of tort reforms and limitations on losses in certain states, benefits resulting from the Company's patient safety programs and continued low inflation rates. As a result, our revised earnings guidance includes a positive $40 million to $70 million change in the estimated professional liability insurance reserves. The amount of any change to the estimated professional liability insurance reserves will be determined after the annual, independent actuarial analyses are completed. The Company expects to receive these updated actuarial reports over the next two to four months.

Recent Medicare regulatory changes, effective October 1, 2003, resulted in a $38 million ($0.05 per diluted share) reduction in the Company's Medicare operating outlier payments (from $70 million in the first quarter of 2003 to $32 million in the first quarter of 2004). The lower outlier payments resulted in a 60 basis point reduction in the Company's net revenue per adjusted admission growth in the quarter.

During the first quarter, same facility outpatient surgeries increased 1.8 percent. Included in this statistic are ambulatory surgery volumes, which increased 3.5 percent, and hospital based outpatient surgeries, which increased
1.0 percent. Same facility emergency room visits increased 2.3 percent during the first quarter compared to the same period of 2003.

The Company's cash flow from operations increased to $772 million for the first quarter of 2004 compared to $755 million in 2003. Capital expenditures, excluding acquisitions, totaled approximately $390 million in the first quarter of 2004. The Company anticipates capital expenditures, excluding acquisitions, will approximate $1.8 billion in 2004.

HCA's ratio of debt-to-debt plus common and minority equity was 55.8 percent at March 31, 2004 and December 31, 2003. HCA plans to reduce its debt-to-debt plus common and minority equity ratio level from the mid-50's to the low 50's by mid-to-late 2005.

The Company repurchased 8.9 million shares of its common stock at a cost of $375 million (average cost of $42.39 per share) during the first quarter of 2004. Approximately $225 million remains on the April 2003, $1.5 billion share repurchase authorization. Since 1997, HCA has repurchased approximately 243 million shares at a cost of $7.3 billion (average cost of $29.98 per share). HCA had 484 million shares outstanding at March 31, 2004.

At March 31, 2004, the company operated 191 hospitals and 83 freestanding surgery centers (including 7 hospitals and 4 freestanding surgery centers owned through equity method joint ventures) located in 23 states, London, England and Geneva, Switzerland compared to 179 hospitals and 78 freestanding surgery centers (including 6 hospitals and 4 freestanding surgery centers owned through equity method joint ventures) at March 31, 2003.

HCA will host a conference call for investors at 8:30 a.m. CDT (9:30 a.m. EDT) today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon and for the next 30 days. The webcast can be accessed at http://www.firstcallevents.com/service/ajwz399509065gf12.html.

The Company's annual shareholder meeting will be held in Nashville, Tennessee on May 27, 2004 at 1:30 p.m. local time for shareholders of record as of April 1, 2004.




                                      -30-


This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements regarding our estimated results of operations in future periods and all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to (i) increases in the amount and risk of collectability of uninsured accounts and deductibles and co-pay amounts for insured accounts, (ii) the ability to achieve operating and financial targets and achieve expected levels of patient volumes and control the costs of providing services, (iii) the highly competitive nature of the health care business, (iv) the efforts of insurers, health care providers and others to contain health care costs, (v) possible changes in the Medicare and Medicaid programs that may impact reimbursements to health care providers and insurers,
(vi) the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical support personnel, (vii) potential liabilities and other claims that may be asserted against the Company,
(viii) fluctuations in the market value of the Company's common stock, (ix) the impact of the Company's charity care and self-pay discounting policy changes,
(x) changes in accounting practices, (xi) changes in general economic conditions, (xii) future divestitures which may result in charges, (xiii) changes in revenue mix and the ability to enter into and renew managed care provider arrangements on acceptable terms, (xiv) the availability and terms of capital to fund the expansion of the Company's business, (xv) changes in business strategy or development plans, (xvi) delays in receiving payments for services provided, (xvii) the possible enactment of Federal or state health care reform, (xviii) the outcome of pending and any future tax audits and litigation associated with the Company's tax positions, (xix) the outcome of the Company's continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and the Company's corporate integrity agreement with the government, (xx) changes in Federal, state or local regulations affecting the health care industry, (xxi) the ability to successfully integrate the operations of Health Midwest, (xxii) the ability to develop and implement the payroll and human resources information system within the expected time and cost projections and, upon implementation, to realize the expected benefits and efficiencies, and (xxiii) other risk factors detailed in the Company's filings with the SEC. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "Company" and "HCA" as used throughout this document refer to HCA Inc. and its affiliates.

                                    HCA INC.
                   SUPPLEMENTAL OPERATING RESULTS INFORMATION
                 (Dollars in millions, except per share amounts)

                                                                                              FIRST QUARTER
                                                                                        -----------------------
                                                                                          2004          2003
                                                                                        ---------     ---------
Revenues ..........................................................................     $   5,937     $   5,273

Net income ........................................................................     $     345     $     469
         Gains on sales of facilities (net of tax) ................................            --           (42)
         Investigation related costs (net of tax) .................................            --             3
                                                                                        ---------     ---------
Net income, excluding gains on sales of facilities and investigation
  related costs (a) ...............................................................           345           430

         Depreciation and amortization ............................................           303           261
         Interest expense .........................................................           135           114
         Minority interests in earnings of consolidated entities ..................            38            39
         Provision for income taxes ...............................................           214           265
                                                                                        ---------     ---------

Adjusted EBITDA (a) ...............................................................     $   1,035     $   1,109
                                                                                        =========     =========


Diluted earnings per share:
         Net income ...............................................................     $    0.69     $    0.90
         Gains on sales of facilities .............................................            --         (0.08)
                                                                                        ---------     ---------
              Net income, excluding gains on sales of facilities and investigation
                 related costs (a) ................................................     $    0.69     $    0.82
                                                                                        =========     =========

Shares used in computing diluted earnings per share (000) .........................       497,621       522,361


-----------------------

(a) Net income, excluding gains on sales of facilities and investigation related costs, and adjusted EBITDA are non-GAAP financial measures. The Company believes that net income, excluding certain measures required to be disclosed by GAAP, and adjusted EBITDA are important operating measures that supplement discussions and analysis of the Company's results of operations. The Company believes that it is useful to investors to provide disclosures of its results of operations on the same basis as that used by management. HCA's management relies upon net income, excluding certain measures required to be disclosed by GAAP, and adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

         Management and investors review both the Company's overall performance (including net income, excluding certain measures required to be disclosed by GAAP, GAAP net income and GAAP EPS) and the operating performance of the Company's health care facilities (adjusted EBITDA). Adjusted EBITDA and the adjusted EBITDA margin (adjusted EBITDA divided by revenues) are utilized by management and investors to compare the Company's current operating results with the corresponding periods during the previous year and to compare the Company's operating results with other companies in the health care industry. The Company has recorded gains on sales of facilities and investigation related costs during the first quarter ended March 31, 2003. It is reasonable to expect that asset impairment charges and gains on sales of facilities will occur in future periods, but the amounts recognized for these items can vary significantly from quarter to quarter, do not directly relate to the ongoing operations of the Company's health care facilities and complicate quarterly operations comparisons of the Company's results of operations and operations comparisons with other health care companies. In addition, the Company does not currently expect to incur investigation related costs in future periods and the nature and materiality of these charges have significant effects on the ability of an investor to compare the operating results of the Company's hospital facilities from period to period and to compare the Company's operating results with other companies in the industry.

         Net income, excluding certain measures required to be disclosed by GAAP, and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income as a measure of operating performance or to cash flows from operating, investing and financing activities as a measure of liquidity. Because net income, excluding certain measures required to be disclosed by GAAP, and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income, excluding certain measures required to disclosed by GAAP, and adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

                                    HCA INC.
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                                  FIRST QUARTER
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                                         2004                            2003
                                                               ----------------------------------------------------------
                                                                AMOUNT           RATIO          Amount           Ratio
                                                               ---------      -----------      ---------      -----------
Revenues .................................................     $   5,937            100.0%     $   5,273            100.0%

Salaries and benefits ....................................         2,333             39.3          2,096             39.8
Supplies .................................................           980             16.5            845             16.0
Other operating expenses .................................           951             16.1            853             16.2
Provision for doubtful accounts ..........................           694             11.7            428              8.1
Gains on sales of investments ............................           (10)            (0.2)            --               --
Equity in earnings of affiliates .........................           (46)            (0.8)           (58)            (1.1)
Depreciation and amortization ............................           303              5.0            261              4.8
Interest expense .........................................           135              2.3            114              2.2
Gains on sales of facilities .............................            --               --            (74)            (1.4)
Investigation related costs ..............................            --               --              4              0.1
                                                               ---------      -----------      ---------      -----------

                                                                   5,340             89.9          4,469             84.7
                                                               ---------      -----------      ---------      -----------

Income before minority interests and income taxes ........           597             10.1            804             15.3

Minority interests in earnings of consolidated entities ..            38              0.7             39              0.8
                                                               ---------      -----------      ---------      -----------

Income before income taxes ...............................           559              9.4            765             14.5

Provision for income taxes ...............................           214              3.6            296              5.6
                                                               ---------      -----------      ---------      -----------

     Net income ..........................................     $     345              5.8      $     469              8.9
                                                               =========      ===========      =========      ===========

Diluted earnings per share ...............................     $    0.69                       $    0.90

Shares used in computing diluted earnings per share (000)        497,621                         522,361

                                    HCA INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                              (DOLLARS IN MILLIONS)



                                                                     MARCH 31,      DECEMBER 31,
                                                                        2004            2003
                                                                     ---------      -----------
                                           ASSETS
Current assets:
     Cash and cash equivalents .................................     $     148       $     115
     Accounts receivable, net ..................................         3,243           3,095
     Inventories ...............................................           532             520
     Deferred income taxes .....................................           564             534
     Other .....................................................           342             558
                                                                     ---------       ---------

          Total current assets .................................         4,829           4,822

Property and equipment, at cost ................................        18,969          18,685
Accumulated depreciation .......................................        (7,816)         (7,620)
                                                                     ---------       ---------
                                                                        11,153          11,065

Investments of insurance subsidiary ............................         1,870           1,790
Investments in and advances to affiliates ......................           520             527
Goodwill .......................................................         2,499           2,481
Deferred loan costs ............................................            80              75
Other ..........................................................           260             303
                                                                     ---------       ---------

                                                                     $  21,211       $  21,063
                                                                     =========       =========



                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable ..........................................     $     809       $     877
     Accrued salaries ..........................................           533             510
     Other accrued expenses ....................................         1,169           1,116
     Long-term debt due within one year ........................           223             665
                                                                     ---------       ---------

          Total current liabilities ............................         2,734           3,168

Long-term debt .................................................         8,530           8,042
Professional liability risks ...................................         1,306           1,314
Deferred income taxes and other liabilities ....................         1,718           1,650
Minority interests in equity of consolidated entities ..........           713             680

Stockholders' equity ...........................................         6,210           6,209
                                                                     ---------       ---------

                                                                     $  21,211       $  21,063
                                                                     =========       =========



Current ratio ..................................................          1.77            1.52
Ratio of debt to debt plus common and minority equity ..........          55.8%           55.8%
Shares outstanding (thousands) .................................       484,469         490,718

                                    HCA INC.
                              OPERATING STATISTICS

                                                        FIRST QUARTER
                                                 ----------------------------
                                                    2004             2003
                                                    ----             ----

CONSOLIDATED HOSPITALS:

       Number of Hospitals                               184             173
       Weighted Average Licensed Beds                 41,934          39,957
       Licensed Beds at End of Period                 41,931          39,898

    REPORTED:
       Admissions                                    430,300         404,500
             % Change                                   6.4%
       Equivalent Admissions                         625,200         587,300
             % Change                                   6.5%
       Revenue per Equivalent Admission              $ 9,497         $ 8,978
             % Change                                   5.8%
       Inpatient Revenue per Admission               $ 8,572         $ 8,233
             % Change                                   4.1%

       Patient Days                                2,173,600       2,027,200
       Equivalent Patient Days                     3,158,200       2,943,400

       Emergency Room Visits                       1,296,900       1,222,600
             % Change                                   6.1%

       Outpatient Revenues as a
           Percentage of Patient Revenues              36.9%           35.9%

       Average Length of Stay                            5.1             5.0

       Occupancy                                       57.0%           56.4%
       Equivalent Occupancy                            82.8%           81.9%

    SAME FACILITY:
       Admissions                                    412,800         402,600
             % Change                                   2.5%
       Equivalent Admissions                         599,000         584,200
             % Change                                   2.5%
       Revenue per Equivalent Admission              $ 9,497         $ 8,957
             % Change                                   6.0%
       Inpatient Revenue per Admission               $ 8,701         $ 8,249
             % Change                                   5.5%

       Emergency Room Visits                       1,242,400       1,214,900
             % Change                                   2.3%

NUMBER OF CONSOLIDATED AND
NON-CONSOLIDATED (50/50 EQUITY
JOINT VENTURES) HOSPITALS:

       Consolidated                                      184             173
       Non-Consolidated (50/50 Equity
           Joint Ventures)                                 7               6
                                                 ------------     -----------

       Total Number of Hospitals                         191             179
                                                 ============     ===========